Exhibit 10.53

STOCK UNIT

AND

RESTRICTED STOCK AGREEMENT

among

LAZARD LTD

and

Dated as of

TABLE OF CONTENTS

Page

ARTICLE I

Stock Units

SECTION 1.01. Grant and Vesting of Stock Units	1
SECTION 1.02. Settlement of Units; Restrictions on Shares	2
SECTION 1.03. Nontransferability of Stock Units	3
SECTION 1.04. Dividends, Dividend Equivalents, Rights as a Shareholder	3
SECTION 1.05. Payment of Transfer Taxes, Fees and Other Expenses	3
SECTION 1.06. Taxes and Withholding	3

ARTICLE II

Restricted Shares

ARTICLE III

General Provisions

SECTION 3.01. Effect of Agreement	8
SECTION 3.02. Laws Applicable to Construction; Consent to Jurisdiction	8
SECTION 3.03. Conflicts and Interpretation	9
SECTION 3.04. Amendment	9
SECTION 3.05. Sections 409A and 457A of the Code	9
SECTION 3.06. Headings	9
SECTION 3.07. Counterparts	9

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

STOCK UNIT AGREEMENT AND RESTRICTED STOCK AGREEMENT

STOCK UNIT AGREEMENT AND RESTRICTED STOCK AGREEMENT dated as of                     , between Lazard Ltd, a Bermuda exempted company (the “Company”), on behalf of its applicable Affiliate (as defined under the definitional rules of Section 1.01(a) below), and                      (the “Employee”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

Stock Units

SECTION 1.01. Grant and Vesting of Stock Units. (a) Subject to the provisions of this Agreement and to the provisions of the Company’s 2008 Incentive Compensation Plan (the “Plan”) (all capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan), the Company, on behalf of its applicable Affiliate, hereby grants to the Employee, as of                      (the “Grant Date”),                     Stock Units (the “Stock Units”), each with respect to one Share.

(b) Subject to the terms and conditions of this Agreement and to the provisions of the Plan, the Stock Units shall vest and no longer be subject to any restriction (such period during which restrictions apply to the Stock Units is the “Restriction Period”) in accordance with the following schedule:      of the Stock Units shall vest on                     and      of the Stock Units shall vest on                      . Each of                      and                      is referred to herein, as applicable, as the “Vesting Date”.

(c) In the event that the Employee incurs a Termination of Employment during the applicable Restriction Period for any reason not set forth in Section 1.01(d) or Section 2.01(f), all unvested Stock Units shall be forfeited by the Employee effective immediately upon such Termination of Employment. For purposes of this Section 1.01(c), the Employee will be deemed to have incurred a Termination of Employment on the date that the Employee provides notice of termination to the Company, and accordingly, all unvested Stock Units shall be forfeited by the Employee immediately upon delivery of any such notice.

(d) (i) In the event that the Employee incurs a Termination of Employment during the applicable Restriction Period due to the Employee’s Disability or due to a Termination of Employment by the Company other than for Cause (each, a “Qualifying Termination”), subject to Section 1.01(e) and Section 1.02, all Shares underlying the Employee’s Stock Units shall be delivered to the Employee within 30 days following the date that the Employee is no longer required to perform any additional services in order to retain such Stock Units (the date that such Shares are delivered to the Employee is the “Initial Delivery Date”).

Subject to approval of the Compliance Department of the Company or an Affiliate, the Employee will be permitted to dispose of 50% of the Shares (such Shares, the “Transferable Shares”) delivered to the Employee pursuant to the preceding sentence immediately following the date that such Shares are delivered to the Employee. All Shares underlying the Employee’s Stock Units following the Initial Delivery Date that are not Transferable Shares (such Shares, the “Remaining Shares”), will remain subject to the restrictions set forth in this Agreement until the earlier of the applicable Vesting Date and the date that the Stock Units would have become vested in accordance with Section 1.01(d)(ii) or 1.01(f) (such date, the “Final Delivery Date”). Accordingly, prior to the relevant Final Delivery Date, neither the Employee nor any of the Employee’s creditors or beneficiaries will have the right to subject the Remaining Shares to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction. Furthermore, for the avoidance of doubt, the Remaining Shares shall continue to be subject to the forfeiture provisions set forth in this Agreement (including, without limitation, those relating to violation of the Restrictive Covenants) until the applicable Final Delivery Date.

(ii) In the event that the Employee incurs a Termination of Employment during the applicable Restriction Period due to the Employee’s death or, subject to Section 1.01(e), dies during the applicable Restriction Period subsequent to a Termination of Employment described in Section 1.01(d)(i), all Stock Units shall remain outstanding and vest and be settled within 30 days following the first to occur of (x) the applicable Vesting Date and (y) the date of death.

(e) In the event that the Employee violates any of the provisions of Appendix A, which is incorporated herein by reference, all outstanding vested or unvested Stock Units and, if applicable, all Remaining Shares, shall be forfeited and canceled.

(f) Notwithstanding the foregoing, in the event of a Change in Control, any unvested but outstanding Stock Units shall automatically vest as of the date of such Change in Control and shall be settled within 30 days following the date of such Change in Control in accordance with Section 1.02.

SECTION 1.02. Settlement of Units; Restrictions on Shares. As soon as practicable (but in no event more than 30 days) after any Stock Unit has vested and is no longer subject to the applicable Restriction Period, the Company shall, subject to Section 1.01(d) and Section 1.06, cause its applicable Affiliate to deliver to the Employee one or more unlegended, freely-transferable stock certificates or book entry credits in respect of such Shares issued upon settlement of the vested Stock Units. Notwithstanding the foregoing, (i) the Company shall be entitled to hold the Shares or cash issuable upon settlement of Stock Units that have vested until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable, and (ii) any certificate or book entry credit issued or entered in respect of the Remaining Shares shall be registered in the Employee’s name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Remaining Shares, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Lazard Ltd 2008 Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of Lazard Ltd.”

The Company may require that the certificates or book entry credits evidencing title of the Remaining Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of receiving the Remaining Shares, the Employee shall have delivered to the Company a stock power, endorsed in blank, relating to such Remaining Shares. If and when the applicable Final Delivery Date occurs with respect to the Remaining Shares, the legend set forth shall be removed from the certificates or book entry credits evidencing such Shares.

SECTION 1.03. Nontransferability of Stock Units. During the applicable Restriction Period and until such time as the Stock Units are ultimately settled as provided in Section 1.02, the Stock Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

SECTION 1.04. Dividends, Dividend Equivalents, Rights as a Shareholder. If the Company declares and pays ordinary quarterly cash dividends on the Common Stock during the applicable Restriction Period, the Employee’s outstanding Stock Units shall be credited with additional Stock Units (determined by dividing the aggregate dividend amount that would have been paid with respect to the Stock Units if they had been actual Shares by the Fair Market Value of a Share on the dividend payment date), which additional Stock Units shall vest and be settled concurrently with the underlying Stock Units and be treated as Stock Units for all purposes of this Agreement (it being understood that the provisions of this sentence shall not apply to any extraordinary dividends or distributions). Notwithstanding the foregoing, subject to Section 1.01(d)(i) and Section 1.02 and any other applicable law or agreement, from and after the Initial Delivery Date, the Employee will have all rights and privileges of a shareholder with respect to the Shares, including the right to vote the Shares and to receive dividends and other distributions with respect thereto, provided that, any dividends that are paid on the Remaining Shares prior to the applicable Final Delivery Date (whether payable in cash or in kind) will be held until the applicable Final Delivery Date by Lazard Capital Markets LLC or any other escrow agent that is subsequently designated by the Company (the “Designated Escrow Agent”), and in the event that the Remaining Shares are forfeited in accordance with Section 1.01(e), such dividends will also be forfeited.

SECTION 1.05. Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees, or will cause its applicable Affiliate, to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by an Employee in connection with the Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

SECTION 1.06. Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income tax purposes with respect to any Stock Units, the Employee shall pay to the Company or its applicable Affiliate, or make arrangements satisfactory to the Company or its applicable Affiliate regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Except as otherwise required by applicable law, the Company will report that the Employee will be taxed on the full value of the Shares underlying the Employee’s Stock Units on the date that the Shares (including any Remaining Shares) are delivered to the Employee pursuant to Section 1.01(d), 1.01(f) or 1.02, as applicable. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 1.06, and the Company or its applicable Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of Shares or cash issued upon settlement of the Stock Units that gives rise to the withholding requirement. Notwithstanding the foregoing, the Company may, in its sole discretion and subject to such other terms and conditions as the Company may determine, retain some or all of the Transferable Shares and have the Company or such Affiliate either (1) remit the relevant taxes on the Employee’s behalf to the appropriate taxing authorities or (2) deposit cash equal to the value of the Shares retained by the Company or an Affiliate (as reasonably determined by the Company) into the Employee’s tax advance account. Prior to the Initial Delivery Date, the Company will notify the Employee of (i) how many Shares will be delivered to the Employee on the Initial Delivery Date and (ii) whether the Employee will be permitted to surrender any portion of the Transferable Shares to the Company or an Affiliate.

ARTICLE II

Restricted Shares

SECTION 2.01. Issuance and Vesting of Restricted Shares; Tax Issues. (a) Delivery of Restricted Shares. In the event that the Employee, prior to the relevant Vesting Date, meets all of the following retirement eligibility requirements: (i) minimum age fifty-six (56); (ii) minimum of five (5) years of service with the Company or its Affiliates; and (iii) actual age plus years of service with the Company or its Affiliates at least seventy (70), the provisions of this Article II shall govern. As soon as practicable (but in no event more than 10 days) after the later of (A) the date that you return a signed copy of this Agreement to the Company (which must be no later than 10 days following the date of this Agreement) and (B) the date the Employee meets such retirement eligibility requirements (the later of such dates, the “Retirement Eligibility Date”), the Company shall issue one Share for each then outstanding Stock Unit to its applicable Affiliate and cause such Affiliate to deliver to the Employee one or more stock certificates or book entry credits in respect of such Shares issued upon the Employee’s eligibility to retire (such Shares, the “Restricted Shares”). The date that such Restricted Shares are issued to the Employee is hereinafter referred to as the “Retirement Eligibility Issue Date”. The Restricted Shares issued pursuant to this Section 2.01(a) will be in satisfaction of all then outstanding Stock Units granted pursuant to this Agreement, and following the Retirement Eligibility Issue, such Stock Units will no longer be outstanding.

(b) Tax Reporting. Except as otherwise required by applicable law, the Company will report that the Employee will be taxed on the full value of all Restricted Shares on the Retirement Eligibility Issue Date.

(c) Section 83(b) Election. The Employee agrees that the Employee will make an election to be taxed immediately on the value of all Restricted Shares (calculated without regard to the restrictions) on the Retirement Eligibility Issue Date. In order to do so, the Employee must file an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury Regulations thereunder with respect to the Restricted Shares within 30 days following the Retirement Eligibility Date, but in no event prior to Retirement Eligibility Issue Date. The Employee agrees that such Section 83(b) election will apply to all of the Restricted Shares covered by this Agreement. The Employee further agrees that the Employee will provide a copy of such Section 83(b) election to the Company not later than ten (10) days after filing the election with the Internal Revenue Service or other governmental authority.

(d) Disposition of Shares to Pay Taxes. (i) Subject to approval of the Compliance Department of the Company or an Affiliate, the Employee will be permitted to dispose of 50% of the Restricted Shares (such Shares, the “Transferable Restricted Shares”) issued to the Employee pursuant to Section 2.01(a) immediately following the Retirement Eligibility Issue Date. All Restricted Shares that are not Transferable Restricted Shares (such Shares, the “Remaining Restricted Shares”), will remain subject to the restrictions set forth in this Agreement until the relevant Restricted Share Delivery Date (as defined in Section 2.01(g) below). Accordingly, prior to the relevant Restricted Share Delivery Date, neither the Employee nor any of the Employee’s creditors or beneficiaries shall have the right to subject the Remaining Restricted Shares to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction. For the avoidance of doubt, the Remaining Restricted Shares shall continue to be subject to the forfeiture provisions set forth in Section 2.01(g) until the relevant Restricted Share Delivery Date.

(ii) No later than the earlier of (A) the Retirement Eligibility Issue Date and (B) the relevant Vesting Date, the Employee shall pay to the Company or its applicable Affiliate, or make arrangements satisfactory to the Company or its applicable Affiliate regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to the Restricted Shares. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 2.01(d)(ii), and the Company or its applicable Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee. Notwithstanding the foregoing, on the Retirement Eligibility Issue Date, the Company or an Affiliate may, in the Company’s sole discretion and subject to such other terms and conditions as the Company may determine, retain some or all of the Transferable Restricted Shares and have the Company or such Affiliate either (1) remit the relevant taxes on the Employee’s behalf to the appropriate taxing authorities or (2) deposit cash equal to the value of the Shares retained by the Company or an Affiliate (as reasonably determined by the Company) into the Employee’s tax advance account. Prior to the Retirement Eligibility Issue Date, the Company will notify the Employee of (x) how many Restricted Shares will be delivered to the Employee on the Retirement Eligibility Issue Date and (y) if the Company or an Affiliate will retain any portion of the Transferable Restricted Shares.

(e) Vesting of Remaining Restricted Shares. Subject to the terms and conditions of this Agreement, the Remaining Restricted Shares shall vest and such Shares shall no longer be subject to any restriction on the relevant Vesting Date.

(f) Retirement. On and after the Retirement Eligibility Date, the Employee will be permitted to retire from the Company and its Subsidiaries and, subject to the restrictions set forth in this Agreement, the Remaining Restricted Shares issued pursuant to Section 2.01(a) will continue to vest following retirement.

(g) Forfeiture of Remaining Restricted Shares. In the event that the Employee violates any of the provisions of Appendix A, which is incorporated herein by reference, all outstanding vested or unvested Restricted Shares shall be forfeited and canceled. Notwithstanding that certain Restrictive Covenants in Appendix A apply for only a limited period following Termination of Employment, in the event that the Employee’s employment with the Company terminates by reason of retirement in accordance with Section 2.01(f) above, the Employee will forfeit any outstanding Remaining Restricted Shares that were issued pursuant to Section 2.01(a) if the Employee does not comply with all Restrictive Covenants in Appendix A until the earlier of the relevant Vesting Date and the date the Remaining Restricted Shares otherwise become vested in accordance with Section 2.01(h) (such date, the “Restricted Share Delivery Date”). Furthermore, in the event that the Employee incurs a Termination of Employment for Cause, the Employee will forfeit all outstanding Remaining Restricted Shares that were issued pursuant to Section 2.01(a).

(h) Accelerated Vesting Events. Notwithstanding the foregoing, in the event of a Change in Control, any unvested but outstanding Remaining Restricted Shares shall automatically vest as of the date of such Change in Control. Furthermore, in the event that the Employee dies following the Retirement Eligibility Issue Date but prior to the end of the Restriction Period, any unvested but outstanding Remaining Restricted Shares shall automatically vest as of the date of death.

SECTION 2.02. Delivery of Certificates or Book Entry Credits; Restrictions on Remaining Restricted Shares. The Remaining Restricted Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate or book entry credit issued or entered in respect of the Remaining Restricted Shares shall be registered in the Employee’s name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Remaining Restricted Shares, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Lazard Ltd 2008 Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of Lazard Ltd.”

The Employee agrees that the certificates or book entry credits evidencing title of the Remaining Restricted Shares shall be held in escrow by the Designated Escrow Agent until the relevant Restricted Share Delivery Date and that, as a condition of the Company’s issuance of the Remaining Restricted Shares, the Employee shall have delivered to the Company a stock power, endorsed in blank, relating to such Remaining Restricted Shares. If and when the relevant Restricted Share Delivery Date occurs with respect to the Remaining Restricted Shares, provided that the Remaining Restricted Shares have not been forfeited pursuant to Section 2.01(g), the legend shall be removed from the certificates or book entry credits evidencing such Shares. As soon as practicable (but in no event more than 30 days) after the relevant Restricted Share Delivery Date, the Company shall, subject to Section 2.01(d), cause the Designated Escrow Agent to transfer to the Employee one or more unlegended, freely-transferable stock certificates or book entry credits in respect of such Remaining Restricted Shares. Notwithstanding the foregoing, the Company shall be entitled to hold the Remaining Restricted Shares until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.

SECTION 2.03. Nontransferability of Remaining Restricted Shares. All Remaining Restricted Shares shall remain subject to the restrictions set forth in this Agreement, including the forfeiture provisions set forth in Section 2.01(g), until the relevant Restricted Share Delivery Date. Prior to the relevant Restricted Share Delivery Date, the Remaining Restricted Shares shall not be transferable by the Employee, and neither the Employee nor its creditors shall have the right to subject the Remaining Restricted Shares to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction.

SECTION 2.04. Dividends, Rights as a Shareholder. Subject to Section 2.01(g) and Section 2.03 and any other applicable law or agreement, from and after the Retirement Eligibility Issue Date, the Employee will have all rights and privileges of a shareholder with respect to the Restricted Shares (including the Remaining Restricted Shares), including the right to vote the Restricted Shares and to receive dividends and other distributions with respect thereto, provided that, any dividends or other distributions that are paid on the Remaining Restricted Shares prior to the relevant Restricted Share Delivery Date (whether payable in cash or in kind) will be held by the Designated Escrow Agent until the relevant Restricted Share Delivery Date. In the event that any Remaining Restricted Shares are forfeited in accordance with Section 2.01(g), all dividends and other distributions held by the Designated Escrow Agent with respect to such Remaining Restricted Shares will also be forfeited.

SECTION 2.05. Disgorgement of Tax Benefits. In the event that the Employee retires from the Company in accordance with Section 2.01(f) and, after the Employee’s retirement, the Employee forfeits the Remaining Restricted Shares and the dividends held by the Designated Escrow Agent, the Employee shall disgorge to the Company any current or future tax benefit the Employee may derive from the forfeiture of any Restricted Shares at the time the Employee derives such tax benefit. The Employee agrees to use reasonable best efforts to claim any tax benefit from such forfeiture that the Company reasonably determines is available to the Employee on all relevant tax returns. Notwithstanding the foregoing, this Section 2.05 shall not apply in the event of a Qualifying Termination, a Change in Control or a Termination of Employment due to death.

SECTION 2.06. Qualifying Termination. In the event of a Qualifying Termination following the Retirement Eligibility Issue Date, the Restrictive Covenants set forth in Appendix A that apply for only a limited period following Termination of Employment shall apply for such limited period, rather than until the relevant Restricted Share Delivery Date.

ARTICLE III

General Provisions

SECTION 3.01. Effect of Agreement. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time. Until Shares are actually delivered to the Employee upon settlement of the Stock Units, the Employee shall not have any rights as a shareholder with respect to the Stock Units, except as specifically provided herein.

SECTION 3.02. Laws Applicable to Construction; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America), without regard to principles of conflict of laws which could cause the application of the law of any jurisdiction other than the State of New York. In addition to the terms and conditions set forth in this Agreement and Appendix A, the Stock Units and Restricted Shares are subject to the terms and conditions of the Plan, which is hereby incorporated by reference. By signing this Agreement, the Employee agrees to and is bound by the Plan and the restrictive covenants set forth in Appendix A.

(b) Any controversy or claim between the Employee and the Company or its Affiliates arising out of or relating to or concerning the provisions of this Agreement or the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the Financial Industry Regulatory Authority (“FINRA”) or, if FINRA declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(c) The Employee and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of New York over any suit, action, or proceeding arising out of relating to or concerning this Agreement or the Plan that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 3.02(b). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Employee and the Company acknowledge that the forum designated by this Section 3.02(c) has a reasonable relation to this Agreement, and to the Employee’s relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company or the Employee from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 3.02(a), 3.02(b) or this Section 3.02(c). The agreement of the Employee and the Company as to forum is independent of the law that may be applied in the action, and the Employee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Employee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Employee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 3.02(c). The

Employee and the Company undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 3.02(c), or, to the extent applicable, Section 3.02(b). The Employee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Employee and the Company.

SECTION 3.03. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

SECTION 3.04. Amendment. Any modification, amendment or waiver to this Agreement that shall materially impair the rights of the Employee with respect to the Stock Units or the Restricted Shares shall require an instrument in writing to be signed by both parties hereto, except such a modification, amendment or waiver made to cause the Plan or the Stock Units or the Restricted Shares to comply with applicable law, tax rules, stock exchange rules or accounting rules and which is made to similarly situated employees. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

SECTION 3.05. Sections 409A and 457A of the Code. It is intended that the Stock Units and the Restricted Shares shall be exempt from Sections 409A and 457A of the Code pursuant to the “short-term deferral” rule applicable to each such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

SECTION 3.06. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

SECTION 3.07. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on behalf of its applicable Affiliate by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

LAZARD LTD,

by
Name:
Title:

APPENDIX A

Restrictive Covenants

The Employee acknowledges that the grant of the Stock Units and/or Restricted Shares pursuant to the Stock Unit and Restricted Stock Agreement (the “Agreement”) confers a substantial benefit upon the Employee, and agrees to the following covenants, which are designed, among other things, to protect the interests of the Company and its Affiliates (collectively, the “Firm”) in confidential and proprietary information, trade secrets, customer and employee relationships, orderly transition of responsibilities, and other legitimate business interests. The Employee acknowledges that, pursuant to Sections 1.01(e) and 2.01(g) of the Agreement, all outstanding vested or unvested Stock Units and, if applicable, all Remaining Shares or Remaining Restricted Shares, will be forfeited upon a violation by the Employee of the following covenants:

SECTION 1 Confidential Information. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment) disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, corporation or other business organization or entity, other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to the customers, developments, programs, plans or business and affairs of the Firm, provided that the foregoing shall not apply to information that is not unique to the Firm or that is generally known to the industry or the public other than as a result of the Employee’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal (provided that the Employee shall provide the Firm prior written notice of any such required disclosure). The Employee agrees that upon the Employee’s Termination of Employment, the Employee or, in the event of the Employee’s death, the Employee’s heirs or estate at the request of the Firm, shall return to the Firm immediately all books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Employee and the Firm shall be subject to the terms of this Section 1, except that the Employee may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Employee’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information).

SECTION 2 Non-Competition. The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Employee further acknowledges that the Employee has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Employee further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. The Employee agrees that while employed by the Firm and thereafter until

(i) (A) three months after the Employee’s date of Termination of Employment for any reason other than a termination by the Firm without Cause or (B) one month after the date of the Employee’s Termination of Employment by the Firm without Cause (in either case, the date of such Termination of Employment, the “Date of Termination”) or (ii) the end of any longer period during which any similar covenants would be applicable to the Employee pursuant to any other agreement between the Employee and the Firm (such period, the “Noncompete Restriction Period”), the Employee shall not, directly or indirectly, on the Employee’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this Appendix, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any activity or (y) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity that is similar to an activity in which the Firm is engaged up to and including the Employee’s Date of Termination. Notwithstanding anything in this Appendix, the Employee shall not be considered to be in violation of this Appendix solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Employee’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise). The Employee acknowledges that the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the Employee’s position and responsibilities, the Employee agrees that the provisions of this Section 2 shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Employee is providing services to the Firm.

SECTION 3 Nonsolicitation of Clients. The Employee hereby agrees that during the Noncompete Restriction Period, the Employee shall not, in any manner, directly or indirectly, (i) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, to the extent the Employee is soliciting a Client to provide them with services the performance of which would violate Section 2 above if such services were provided by the Employee, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this Appendix, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm to whom the Employee provided services, or for whom the Employee transacted business, or whose identity became known to the Employee in connection with the Employee’s relationship with or employment by the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

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SECTION 4 No Hire of Employees. The Employee hereby agrees that while employed by the Firm and thereafter until (i) six months after the Date of the Termination of Employment for any reason or (ii) the end of any longer period during which any similar covenants would be applicable to the Employee pursuant to any other agreement between the Employee and the Firm (such period, the “No Hire Restriction Period”), the Employee shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above (including, without limitation, managing directors), officer or agent of the Firm to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm.

SECTION 5 Nondisparagement. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment), and shall instruct the Employee’s spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Employee breached such obligation to instruct, the Firm shall bear the burden of demonstrating that the Employee breached such obligation) not to, make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.

SECTION 6 Notice of Termination Required. The Employee agrees to provide a period of advance written notice to the Firm prior to the Employee’s Termination of Employment equal to (i) three months or (ii) any longer notice period required pursuant to any other agreement between the Employee and the Firm. The Employee hereby agrees that, if, during the three-month period after the Employee has provided notice of termination to the Firm or prior thereto, the Employee enters (or has entered into) a written agreement to provide services or perform activities for a Competitive Enterprise that would violate Section 2 if performed during the Noncompete Restriction Period, such action shall be deemed a violation of this Section 6.

SECTION 7 Covenants Generally. The Employee’s covenants as set forth in this Appendix are referred to herein as the “Covenants.” If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such

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provision enforceable hereunder. The Employee hereby agrees that prior to accepting employment with any other person or entity during his period of service with the Firm or during the Noncompete Restriction Period or the No Hire Restriction Period, the Employee shall provide such prospective employer with written notice of the provisions of this Appendix, with a copy of such notice delivered no later than the date of the Employee’s commencement of such employment with such prospective employer, to the General Counsel of the Company. The Employee acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Firm, (iii) impose no undue hardship on the Employee and (iv) are not injurious to the public. The Employee acknowledges and agrees that the Employee’s breach of the Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The Employee further acknowledges that the Covenants and notice period requirements set forth herein shall operate independently of, and not instead of, any other restrictive covenants or notice period requirements to which the Employee is subject pursuant to other plans and agreements involving the Firm.

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